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                                                                    EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE


PRESS RELEASE



Contact: Richard A. Szymanski, President
340 N. Sam Houston Pkwy. East, Suite 250
Houston, Texas 77060


               REDOX TECHNOLOGY CORPORATION APPROVES STRATEGY OF
              AMALGAMATION WITH OTHER RELATED COMPANIES FOR MUTUAL
                         BENEFIT OF COOPERATIVE VENTURE

    HOUSTON, TEXAS, DECEMBER 2, 1998: The ReDox Technology Corporation (OTC BB-RDOX) Board of Directors has unanimously approved a plan to pursue a strategic relationship with the Octobot Cooperative Mutual Technology Fund (O.C.M.T.F.)

    The strategy would expand the scope and understanding of prior discussions that have taken place between the principals of the various organizations. ReDox's ongoing technology tracking discipline has kept the company constantly aware of the rapid growth and accelerated advancements being achieved throughout the worldwide technological arena. Because of this observation, the ReDox Board and its officers have taken a proactive posture to heighten the company's overall strength. The strategy involves a classic pooling model formulated to add to the overall depth of ReDox. Pooling is defined as combining resources and strengths (teaming) for a common advantage. For the past twenty-four months, the company has examined a number of alternatives they have felt would greatly enhance and guarantee ReDox's success in today's highly competitive environment.

    During meetings between ReDox and the Octobot constituent organizations that were conducted in March 1998, Richard A. Szymanski, Chairman and CEO of ReDox, completed his exhaustive review of the companies that had been considered as possible strategic allies. Szymanski and the principals of the Octobot Cooperative Group felt that their discussions had generated sufficient interest to enter into a joint Confidentiality/Non-Disclosure Agreement. Procedures were structured for the exchange of technical information, patent review, financial information, and the means of transmittal.

    During the week of April 13, 1998, at an informal meeting of the ReDox Board, preliminary information was presented and independent discussions took place regarding the possible relationship with the Octobot Cooperative Mutual Technology Fund. It was decided that ReDox should actively pursue developing

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this relationship and that a due diligence investigation of each of the
Octobot's Cooperative participant's technologies be evaluated. This review was conducted by members of ReDox's technical staff as well as selected third party technology specialists.

    It was the consensus on the part of the ReDox research team members that this association could substantially add to the overall strength of ReDox and would enhance its posture in today's competitive arena. The research teams' assessment of the synergistic compatibility of such a union was thought to be highly beneficial for the advancement on the interests of ReDox.

    Briefly stated, the Octobot Cooperative consists of diverse technology, financial and marketing entities which will provide an amalgamated pool of resources available to the entities comprising the Octobot Cooperative. Each entity will maintain its own autonomy, its own capitalization structure and business endeavors. However, each constituent party of the cooperative will have available to it the resources of the other entities for the purposes of purchasing power, acquiring new technologies, developing new marketing strategies and obtaining the necessary financing to achieve the individual goals of the member entities.

    ReDox would greatly strengthen its position in the domestic and international markets and at the same time, add technological strengths that, in combination with Octobot, would be tremendously advantageous. This will heighten the opportunity to accelerate and enhance the delivery of shareholder value and position the company to compete favorably in the rapidly evolving technology market place.

    The ReDox Board has always considered the importance of scale, scope, market position, technical competence, financial ability and highly qualified personnel as the key ingredients in achieving its growth strategies. The strategic alliance that has been developed between ReDox and Octobot Cooperative Mutual Technology Fund (O.C.M.T.F.) gives us the foundation and strengths that are needed in achieving our short, intermediate and long range goals without sacrificing the autonomy of ReDox to pursue its individual production, marketing and distribution goals.

    ReDox's Board and management have thoroughly evaluated and assessed the benefits and worth of this strategic alliance, and feel it is extremely complimentary to the short term as well as intermediate and long range objectives of the company.

    SAFE HARBOR -- This release contains forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Readers should not place undue reliance on forward- looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. Readers should carefully review the risk factors described in this Release.

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